Exhibit 5(b)

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Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 1007

April 3, 2020

PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101
Ladies and Gentlemen:
We have acted as special counsel for PPL Capital Funding, Inc., a Delaware corporation (the “Company”), and PPL Corporation, a Pennsylvania corporation (the “Guarantor”), in connection with the joint registration statement on Form S-3 (File Nos. 333-223142 and 333-223142-05) (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $1,000,000,000 aggregate principal amount of the Company’s 4.125% Senior Notes due 2030 (the “Notes”). The Notes are to be issued pursuant to the provisions of the Base Indenture dated as of November 1, 1997, heretofore supplemented and as further supplemented by Supplemental Indenture No. 17 dated as of April 3, 2020 (the Base Indenture as so supplemented, the “Indenture”), among the Company, the Guarantor and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Trustee”). The Notes will be guaranteed by the Guarantor (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be sold pursuant to the Underwriting Agreement dated April 1, 2020 (the “Underwriting Agreement”) among the Company, the Guarantor and the several underwriters named therein.
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company and the Guarantor, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.
In connection with the opinion expressed above, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and each Guarantor.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantors, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of the Commonwealth of Pennsylvania, we have relied, without independent inquiry or investigation, on the opinion of even date herewith of Frederick C. Paine, Senior Counsel of PPL Corporation, to be filed as an exhibit to a report on Form 8-K to be filed by the Guarantor on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Guarantor on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Validity of the Notes and the Guarantees” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP